Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 01:04 PM 06/06/2012 FILED 01:04 PM 06/06/2012 SRV 120708947 - 5144642 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

VCPH HOLDING CORP.

JUNE 6, 2012

VCPH Holding Corp., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST. The board of directors of the Corporation duly adopted a resolution setting forth and declaring advisable this amendment of Article FIRST of the Certificate of Incorporation of the Corporation so that, as amended, such Article shall read as follows:

“FIRST. The name of the corporation is Truven Holding Corp. (the “Corporation”).”

SECOND. In lieu of a vote of stockholders, written consent to the foregoing amendment has been given by the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and such amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer as of the date first written above.

VCPH HOLDING CORP.

By:	/s/ Ramzi M. Musallam
Name:	Ramzi M. Musallam
Title:	Secretary

[Signature Page to Certificate of Amendment of Certificate of Incorporation of VCPH Holding Corp.]